Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1, of our report dated October 5, 2020, relating to the consolidated balance sheet of Rice Acquisition Corp. as of September 3, 2020, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from September 1, 2020 (inception) through September 3, 2020, appearing Amendment No. 1 to the Registration Statement on Form S-1, File No. 333-249340, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
October 21, 2020